Exhibit 10.1

COMPANY SHAREHOLDER SUPPORT AGREEMENT

THIS COMPANY SHAREHOLDERS SUPPORT AGREEMENT, dated as of October 9, 2026, (the “Agreement”), by and among Quantumsphere Acquisition Corporation, a Cayman Islands exempted company (“Parent”), and the signatory parties herein, representing the shareholder set forth on Schedule I hereto (the “Holder”) of Fortune Favor Technology Inc., a Cayman Islands exempted company (the “Company”).

W I T N E S S E T H:

A.	WHEREAS, Parent, the Company, Fortune Favor Global Group Inc., a Cayman Islands exempted company and wholly owned subsidiary of Parent (the “Purchaser”), QUMS Merger Sub Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Purchaser (“Merger Sub”), HAN DA International Limited, a business company organized under the laws of the British Virgin Islands (the “Principal Shareholder”), and Sun Sun, solely in her capacity as the shareholder representative, agent and attorney-in-fact of the Principal Shareholder, have entered into that certain Agreement and Plan of Merger, dated as of October 9, 2026 (as amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, (i) Parent will merge with and into the Purchaser (the “SPAC Merger”), with the Purchaser surviving the SPAC Merger as the SPAC surviving corporation, and (ii) simultaneously with the consummation of the SPAC Merger, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving the Acquisition Merger as the surviving corporation and continuing its corporate existence under the laws of the Cayman Islands as a wholly owned subsidiary of Purchaser;

B.	WHEREAS, the Holder and its affiliates are the beneficial owners of ordinary shares, par value US$0.0001 per share, of the Company (the “Company Shares”) (such Company Shares, the Holder’s and their affiliates’ “Existing Shares” and such Existing Shares, together with any additional capital stock of the Company beneficially owned or acquired by the Holder and its affiliates on or after the date hereof, the “Shares”);

C.	WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, the Holder is entering into this Agreement with Parent; and

D.	WHEREAS, the board of directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has consented to the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Holder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

ARTICLE II

AGREEMENT TO CONSENT AND VOTE

2.1 Agreement to Deliver Written Consent. Prior to the Termination Date and subject to Section 3.4, the Holder irrevocably and unconditionally agrees that, promptly following the effectiveness of the Registration Statement and in any event no later than five (5) Business Days thereafter, such Holder shall execute and deliver (or cause to be executed and delivered) any written consent or written resolution required to obtain the Requisite Company Vote, including, if the written-consent route is used, the unanimous written resolution of all shareholders of the Company, with respect to all Shares held by the Holder, approving the Acquisition Merger, adopting the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement (the “Transaction Matters”).

2.2 Agreement to Vote. Prior to the Termination Date and subject to Section 3.4, the Holder irrevocably and unconditionally agrees that such Holder shall, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Shares in favor of the Transaction Matters, and against any proposal, action or agreement that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Transaction Matters or any competing transaction.

ARTICLE III

ADDITIONAL AGREEMENTS

3.1 Waiver of Appraisal Rights; Litigation. To the full extent permitted by law, the Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 238 of the Cayman Islands Companies Act (as revised)), any dissenters’ rights and any similar rights relating to the Merger that the Holder may directly or indirectly have by virtue of the ownership of any Shares. the Holder further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, Merger Sub, or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided that the foregoing shall not apply to any claim based on fraud or any breach committed prior to the termination of the Merger Agreement.

3.2 Restriction on Transfer. The Holder hereby agrees that, prior to the Termination Date, other than (i) upon the consent of both the Company and Parent, (ii) as otherwise permitted by this Agreement, or (iii) to an affiliate (defined below) of the Holder, in each case of the foregoing clauses (ii) and (iii), the transferee shall enter into a written agreement, agreeing to be bound by this Agreement, and shall have the same rights and benefits under this Agreement, to the same extent as such transferring Holder), the Holder shall not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares or enter into any agreement to do any of the foregoing, other than transfers pursuant to the Merger Agreement.

3.3 No Alternative Transactions. The Holder hereby agrees that, prior to the Termination Date, the Holder shall not, directly or indirectly, take any action to solicit, initiate, encourage, support, participate in or enter into any discussions or agreements with respect to any Alternative Transaction.

3.4 Additional Shareholder Consent Required. If the Merger Agreement is amended prior to the Closing in a manner that both (i) requires the consent of the Holder under applicable Law or the Company’s Amended and Restated Memorandum and Articles of Association and (ii) materially and adversely affects the Holder in a manner that is disproportionate to other shareholders of the Company or that specifically relates to the Holder, then, notwithstanding anything to the contrary in this Agreement, the Holder may withhold its consent or approval to such amendment or any Transaction Matters in its sole and absolute discretion.

3.5 Fiduciary Duties. The Holder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shares. The taking of any actions (or failures to act) by the Holder’s designees serving as a director of the Company shall not be deemed to constitute a breach of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. The Holder hereby represents and warrants as follows:

(a) Ownership. To the Holder’s knowledge, the Holder has, with respect to the Existing Shares, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to deliver written consents, vote, issue instructions with respect to the matters set forth in Article II, agree to all of the matters set forth in this Agreement and to transfer the Shares. The Existing Shares constitute all of the Company Shares owned of record or beneficially by the Holder, to the Holder’s knowledge, as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party presently obligating the Holder to transfer or cause to be transferred to any person any of the Shares, and no person presently has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. If the Holder is an entity, the Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Holder is not in violation of any of the provisions of the Holder’s certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable. The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any statutory law; (ii) violate any order, judgment or decree applicable to the Holder or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its affiliates is a party or any term or condition of its certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder will not, require the Holder or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental Authority, except such filings and authorizations as may be required under the Exchange Act and under the Holder’s organizational documents.

ARTICLE V

MISCELLANEOUS

5.1 Disclosure. The Holder hereby authorizes the Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Registration Statement the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.

5.2 Termination. This Agreement shall terminate upon the earlier of (a) the date on which the Merger Agreement is terminated in accordance with Article XIII thereof and (b) the Closing (the “Termination Date”).

5.3 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

5.4 Extension; Waiver. At any time prior to the Termination Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.5 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.6 Further Assurances. From time to time, at another Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

5.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Holder, please refer to the notice information as provided under Schedule I:

and

if to Parent,

Quantumsphere Acquisition Corporation

1185 Avenue of the Americas, Suite 349

New York, NY 10036

Attention: Ping Zhang

Email:

With a copy (which shall not constitute notice) to:

Celine and Partners, PLLC

1345 Avenue of the Americas, 2nd Fl.

New York, NY 10105

Attention: Cassi Olson, Esq.

Email:

5.8 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Holder means the actual knowledge of the Holder or any officer of Holder, if applicable, after due inquiry, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent after due inquiry. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, the Cayman Islands, the British Virgin Islands or the People’s Republic of China are authorized by Law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental Authority or other entity of any kind or nature, and (c) an “affiliate” of a specified person is any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or affiliate of the Holder; provided, further, that, for the avoidance of doubt, any general partner of the Holder shall be deemed an affiliate the Holder; and provided, further, that an affiliate of the Holder shall include any investment fund, vehicle or holding company of which an affiliate serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any affiliate of the Holder.

5.9 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.10 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.11 Dispute Resolution; Governing Law. Sections 12.1 and 12.2 and Section 14.7 of the Merger Agreement are hereby incorporated by reference, mutatis mutandis, and shall govern any dispute arising out of or relating to this Agreement; provided that references therein to the “Agreement” shall be deemed to refer to this Agreement.

5.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

5.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

QUANTUMSPHERE ACQUISITION CORPORATION

By:	/s/ Ping Zhang
Name:	Ping Zhang
Title:	Chief Executive Officer

[Signature Page to the Company Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

HOLDER:

HAN DA INTERNATIONAL LIMITED
a company organized under the Laws of the British Virgin Islands

By:	/s/ Sun Sun
Name:	Sun Sun
Title:	Authorized Representative

[Signature Pages to the Company Shareholder Support Agreement]

SCHEDULE I

NAME OF SHAREHOLDER	NUMBER OF COMPANY VOTING SHARES	ADDRESS FOR NOTICES
HAN DA International Limited	610 Ordinary Shares	Craignuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

[Schedule I to the Company Shareholders Support Agreement]

Sch. I-1